EXHIBIT 99.1
                         MARATHON FINANCIAL CORPORATION

                              Winchester, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 1997

                                 C O N T E N T S


                                                                            Page

INDEPENDENT AUDITOR'S REPORT                                                   1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                  2
  Consolidated statements of income                                      3 and 4
  Consolidated statements of changes in stockholders' equity                   5
  Consolidated statements of cash flows                                  6 and 7
  Notes to consolidated financial statements                                8-30

                          INDEPENDENT AUDITOR'S REPORT









To the Board of Directors
Marathon Financial Corporation
Winchester, Virginia


         We have audited the accompanying consolidated balance sheets of Marathon Financial Corporation and Subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Financial Corporation and Subsidiary, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


                                                     Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 14, 1998

                         MARATHON FINANCIAL CORPORATION



                           Consolidated Balance Sheets
                           December 31, 1997 and 1996


            Assets                                             1997                   1996
                                                          -------------           -------------

Cash and due from banks                                   $   3 477 382           $   2 846 434
Securities (fair value:  1997, $3,506,666;
  1996, $3,337,690)                                           3 490 709               3 331 209
Federal funds sold                                            3 570 000               1 656 000
Loans, net                                                   50 517 071              37 409 043
Bank premises and equipment, net                              2 499 374               1 587 342
Accrued interest receivable                                     285 837                 212 089
Other real estate                                               448 123                  18 123
Other assets                                                    537 546                 226 600
                                                          -------------          --------------

                                                          $  64 826 042          $   47 286 840
                                                          =============          ==============

   Liabilities and Stockholders' Equity

Liabilities
  Deposits:
    Noninterest-bearing demand deposits                   $   7 992 135          $    6 229 844
    Savings and interest-bearing demand deposits             16 161 931              11 035 082
    Time deposits                                            32 281 155              23 460 361
                                                          -------------          --------------
          Total deposits                                  $  56 435 221          $   40 725 287
  Interest expense payable                                      104 753                  81 764
  Accounts payable and accrued expenses                         295 518                 273 900
  Capital leases payable                                        279 136                 315 652
  Commitments and contingent liabilities                            - -                     - -
                                                          -------------          --------------
          Total liabilities                               $  57 114 628          $   41 396 603
                                                          -------------          --------------

Stockholders' Equity
  Preferred stock, Series A, 5% noncumulative, no par
     value; 1,000,000 shares authorized and unissued      $         - -          $          - -
  Common stock, $1 par value; 20,000,000 shares
     authorized; 1997, 2,055,983 shares issued and
     outstanding; 1996, 1,863,495 shares issued and
     outstanding                                              2 055 983               1 863 495
  Capital surplus                                             7 815 454               7 045 502
  Retained earnings (deficit)                                (2 164 825)             (3 019 267)
  Unrealized gain on securities available for sale                4 802                     507
                                                          -------------          --------------
          Total stockholders' equity                      $   7 711 414          $    5 890 237
                                                          -------------          --------------

                                                          $  64 826 042          $   47 286 840
                                                          =============          ==============

See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995





                                                          1997                1996           1995
                                                  -----------------   ----------------     ---------------


Interest income:
   Interest and fees on loans                     $       4 559 365   $      3 554 808     $     2 786 074
   Interest on investment securities, taxable                93 379             67 963              57 788
   Interest and dividends on securities
     available for sale:
       Taxable                                               89 006             54 677              16 559
       Dividends                                             11 060              8 373              13 060
   Interest on federal funds sold                           129 844            103 606              66 829
                                                  -----------------   ----------------     ---------------
          Total interest income                   $       4 882 654   $      3 789 427     $     2 940 310
                                                  -----------------   ----------------     ---------------

Interest expense:
   Interest on deposits                           $       1 918 099   $      1 566 223     $     1 203 143
   Interest on mortgage payable                                 - -             30 045              38 949
   Interest on capital lease obligations                     24 637             18 230               8 610
   Interest on federal funds purchased                          673                155               1 536
                                                  -----------------   ----------------     ---------------
          Total interest expense                  $       1 943 409   $      1 614 653     $     1 252 238
                                                  -----------------   ----------------     ---------------

          Net interest income                     $       2 939 245   $      2 174 774     $     1 688 072

Provision for loan losses                                   133 000            165 000             113 419
                                                  -----------------   ----------------     ---------------

          Net interest income after
             provision for loan losses            $       2 806 245   $      2 009 774     $     1 574 653
                                                  -----------------   ----------------     ---------------

Other income:
   Service charges on deposit accounts            $         459 695   $        338 788     $       227 776
   Commissions and fees                                     102 234             72 883              45 207
   Gain on sale of other real estate                            - -              8 498                 - -
   Other                                                     25 250             10 009               8 346
                                                  -----------------   ----------------     ---------------
          Total other income                      $         587 179   $        430 178     $       281 329
                                                  -----------------   ----------------     ---------------



See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1997, 1996 and 1995




                                                   1997                1996                 1995
                                             - ---------------     ---------------      --------------


Other expenses:
  Salaries and employee benefits               $     1 213 499     $       846 609      $      675 948
  Net occupancy expense of premises                    341 620             160 772             110 478
  Furniture and equipment                              132 778             102 575              98 969
  Other                                                894 899             636 309             550 046
                                               ---------------     ---------------      --------------
          Total other expenses                 $     2 582 796     $     1 746 265      $    1 435 441
                                               ---------------     ---------------      --------------

          Income before income taxes           $       810 628     $       693 687      $      420 541

Provision for income tax (benefit)                    (187 734)           (145 734)                - -
                                               ----------------    ----------------     --------------

          Net income                           $       998 362     $       839 421      $      420 541
                                               ===============     ===============      ==============

Earnings per share, basic                      $           .51     $           .58      $          .35
                                               ===============     ===============      ==============

Earnings per share, assuming dilution          $           .50     $           .58      $          .35
                                               ===============     ===============      ==============



See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1997, 1996 and 1995

                                                                                                 Unrealized
                                                                                                Gain (Loss)
                                                                                 Retained       on Securities        Total
                                        Capital Stock           Capital          Earnings        Available       Stockholders'
                               Preferred          Common        Surplus         (Deficit)         for Sale          Equity
                               ---------          ------        -------         ---------      --------------    ------------

Balance, December 31,
  1994                      $   1 003 440     $ 1 078 601     $  4 199 100     $  (4 029 140)   $     (8 032)    $   2 243 969
  Net income - 1995                   - -             - -              - -           420 541             - -           420 541
  Issuance of common
    stock (15,045 shares)             - -          15 045           60 180           (75 225)            - -               - -
  Issuance of common
    stock - stock dividend
    (11,969 shares)                   - -          11 969           47 876           (59 845)            - -               - -
  Cash to be paid in lieu
    of fractional shares              - -             - -              - -            (3 209)            - -            (3 209)
  Conversion of
    preferred stock to
    common stock
    (200,688 shares)           (1 003 440)        200 688          802 752               - -             - -               - -
  Unrealized gain
    on securities
    available for sale                - -             - -              - -               - -         16 449            16 449
                            -------------     -----------     ------------      ------------     -----------    --------------
Balance, December 31,
  1995                      $         - -     $ 1 306 303     $  5 109 908     $  (3 746 878)   $     8 417    $    2 677 750
   Net income - 1996                  - -             - -              - -           839 421            - -           839 421
   Issuance of common
     stock - stock offering
     (567,192 shares)                 - -         567 192        1 971 846              - -             - -         2 539 038
   Acquisition of common
     stock (10,000 shares)            - -         (10 000)         (36 252)             - -             - -           (46 252)
   Dividends declared                 - -             - -              - -         (111 810)            - -          (111 810)
   Unrealized (loss)
      on securities
      available for sale              - -             - -              - -              - -          (7 910)           (7 910)
                            -------------     -----------     ------------     ------------     ------------   ---------------
Balance, December 31,
  1996                      $         - -     $ 1 863 495     $  7 045 502     $ (3 019 267)    $       507    $    5 890 237
  Net income - 1997                   - -             - -              - -          998 362             - -           998 362
  Issuance of common
    stock - warrants
    (192,488 shares)                  - -         192 488          769 952              - -             - -           962 440
  Dividends declared                  - -             - -              - -         (143 920)            - -          (143 920)
  Unrealized gain
    on securities
    available for sale                - -             - -              - -               - -          4 295             4 295
                            -------------     -----------     ------------     ------------     -----------    --------------
Balance, December 31,
  1997                      $         - -     $ 2 055 983     $  7 815 454     $ (2 164 825)    $     4 802    $    7 711 414
                            =============     ===========     ============     =============    ===========    ==============



See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995



                                                                       1997                1996                  1995
                                                                   ----------------    ----------------     --------------


Cash Flows from Operating Activities
   Net income                                                      $       998 362     $       839 421      $      420 541
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Amortization                                                       41 846              40 581              16 194
         Depreciation                                                      198 156             103 815             103 366
         Provision for loan losses                                         133 000             165 000             113 419
         Writedown of other real estate                                        - -               8 000              42 581
         Deferred tax (benefit)                                           (200 000)           (150 000)                - -
         Gain on sale of other real estate                                     - -              (8 498)                - -
         Accretion of securities discounts, net                            (13 317)            (15 807)             (2 567)
         Changes in assets and liabilities:
           (Increase) decrease in other assets                            (125 826)            (25 973)             21 614
           (Increase) decrease in accrued interest
             receivable                                                    (73 748)            (53 023)             13 668
           Increase (decrease) in accounts payable
             and accrued expenses                                          (10 491)             68 870              35 027
           Increase (decrease) in interest expense payable                  22 989              21 613             (74 818)
                                                                   ---------------     ---------------      ---------------
                Net cash provided by operating activities          $       970 971     $       993 999      $      689 025
                                                                   ---------------     ---------------      --------------

Cash Flows from Investing Activities
   Proceeds from maturities, calls and principal
      payments of investments securities                           $      1 107 991     $       568 892      $       21 240
   Proceeds from maturities, calls and principal
      payments of securities available for sale                             503 397             205 004               4 901
   Purchase of investment securities                                     (1 152 890)         (1 280 095)                - -
   Purchase of securities available for sale                               (600 386)         (1 122 641)           (216 806)
   Net (increase) in loans                                              (12 451 882)         (8 885 477)         (6 424 201)
   Origination of loans available for sale                               (5 992 149)         (3 431 800)         (3 502 050)
   Proceeds from sale of loans available for sale                         4 773 003           3 517 254           3 378 405
   Purchase of equipment                                                 (1 137 155)           (194 815)           (128 332)
   Proceeds from sale of other real estate                                     - -              218 498                 - -
                                                                   ---------------     ---------------      --------------
                Net cash (used in) investing activities            $    (14 950 071)   $    (10 405 180)    $    (6 866 843)
                                                                   ----------------    ----------------     ---------------

Cash Flows from Financing Activities
   Net increase in demand deposits, NOW accounts
     and savings accounts                                          $     6 889 140     $     1 774 085      $    2 383 106
   Net increase in certificates of deposit                               8 820 794           6 329 038           5 634 842
   Net proceeds from issuance of common stock                              962 440           2 539 038                 - -
   Principal payments on capital lease obligations                         (36 516)            (32 036)            (26 516)
   Principal payments on mortgage payable                                      - -            (507 134)            (22 234)
   Acquisition of common stock                                                 - -             (46 252)                - -
   Payment of dividends                                                   (111 810)                - -                 - -
                                                                   ----------------    ---------------      --------------
                Net cash provided by financing activities          $    16 524 048     $    10 056 739      $    7 969 198
                                                                   ---------------     ---------------      --------------



See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1997, 1996 and 1995




                                                      1997                1996                 1995
                                               ----------------     ---------------      --------------


              Increase in cash and
                cash equivalents                $     2 544 948     $       645 558      $    1 791 380

Cash and Cash Equivalents
   Beginning                                          4 502 434           3 856 876           2 065 496
                                                ---------------     ---------------      --------------

   Ending                                       $     7 047 382     $     4 502 434      $    3 856 876
                                                ===============     ===============      ==============

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:
      Interest                                  $     1 920 420     $     1 593 040      $    1 327 056
                                                ===============     ===============      ==============

      Income taxes                              $        12 179     $         4 153      $          - -
                                                ===============     ===============      ==============

Supplemental Schedule of Noncash
   Investing and Financing Activities:
      Other real estate acquired in
         settlement of loans                    $       430 000     $           - -      $      278 704
                                                ===============     ===============      ==============

      Issuance of common stock                  $           - -     $           - -      $      138 279
                                                ===============     ===============      ==============

      Property and equipment acquired
         under capital lease obligations        $           - -     $       238 088      $       21 395
                                                ===============     ===============      ==============

      Conversion of preferred stock
         to common stock                        $           - -     $           - -      $    1 003 440
                                                ===============     ===============      ==============

      Unrealized gain (loss) on securities
         available for sale                     $         4 295     $        (7 910)    $        16 449
                                                ===============     ================     ==============


See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements




Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Marathon Financial Corporation (the Corporation) and its Subsidiary, the Marathon Bank, grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

              The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

                 Principles of Consolidation

                    The consolidated financial statements of the Marathon Financial Corporation and its Subsidiary, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

                 Securities

                    Investments are classified in three categories and accounted for as follows:

                    a. Securities Held to Maturity

                       Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                    b. Securities Available for Sale

                       Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   Notes to Consolidated Financial Statements




                    c. Trading Securities

                       Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1997 and 1996.

                 Derivative Financial Instruments

                    FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires various disclosures for derivative financial instruments which are futures, forward, swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this statement.

                 Loans

                    Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are charged off when management believes that the collectibility of the principal is unlikely. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

                    The Corporation has adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for
                    Impairment of a Loan Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

                   Notes to Consolidated Financial Statements




                    The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the
                    Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualifies as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans. The Corporation had no loans subject to FASB 114 at December 31, 1997 and 1996.

                    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                 Allowance for Loan Losses

                    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.
                    Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                 Bank Premises and Equipment

                    Bank   premises  and  equipment  are  stated  at  cost  less
                    accumulated depreciation. Depreciation is computed primarily on the straight-line and declining-balance methods.

                    Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

                 Classifications of Amortization on Assets Acquired Under Capital Leases

                    The amortization expense on assets acquired under capital leases is included with the depreciation expense.

                 Earnings Per Share

                   In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128
                   replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

                 Income Taxes

                    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carry-forwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                 Cash and Cash Equivalents

                    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                 Organization Costs

                    The Marathon Financial Corporation was organized under the laws of the State of Virginia as a bank holding company on October 2, 1990. Certain expenses incurred prior to this date were deferred and were amortized using the straight-line method over a 60-month period.

                 Loan Fees and Costs

                    Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

                 Advertising

                    The Corporation follows the policy of charging the costs of advertising to expense as incurred.

                 Use of Estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2.       Securities

              The amortized cost and fair value of the securities available for sale as of December 31, 1997 and 1996, are as follows:



                                                                       Gross             Gross
                                                   Amortized         Unrealized        Unrealized           Fair
                                                     Cost              Gains            (Losses)            Value
                                                  -----------       ------------     --------------        -------
                                                                                 1997
                                                  ---------------------------------------------------------------------

              U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                    $    1 352 298     $        4 884    $      (2 128)     $    1 355 054

              Mortgage-backed securities                 31 477              2 046              - -              33 523

              Other                                     395 200                - -              - -             395 200
                                                 --------------     --------------    -------------      --------------
                                                 $    1 778 975     $        6 930    $      (2 128)     $    1 783 777
                                                 ==============     ==============    =============      ==============

                                                                                  1996
                                                  ---------------------------------------------------------------------
              U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                    $    1 346 663     $        5 381    $      (6 860)     $    1 345 184

              Mortgage-backed securities                 34 930              1 986              - -              36 916

              Other                                     297 850                - -              - -             297 850
                                                 --------------     --------------    -------------      --------------
                                                 $    1 679 443     $        7 367    $      (6 860)     $    1 679 950
                                                 ==============     ==============    =============      ==============


              The amortized cost and fair value of the securities available for sale as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.




                                                                    Amortized                 Fair
                                                                       Cost                   Value
                                                                   ----------                -------
                 Due in one year or less                          $       150 091       $       150 469
                 Due after one year through five years                    952 207               953 010
                 Due after five years through ten years                   250 000               251 575
                 Mortgage-backed securities                                31 477                33 523
                 Other                                                    395 200               395 200
                                                                  ---------------       ---------------
                                                                  $     1 778 975       $     1 783 777
                                                                  ===============       ===============

               The amortized cost and fair value of securities being held to maturity as of December 31, 1997 and 1996, are as follows:



                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized                 Fair
                                                       Cost            Gains        (Losses)                 Value
                                                       ----            -----        --------                 -----
                                                                                 1997
                                                 ----------------------------------------------------------------------
              Obligations of U.S.
                 government corporations
                 and agencies                    $    1 452 899     $       14 254    $        (141)     $    1 467 012

              Obligations of state and
                 political subdivisions                 254 033              1 844              - -             255 877
                                                 --------------     --------------    -------------      --------------
                                                 $    1 706 932     $       16 098    $        (141)     $    1 722 889
                                                 ==============     ==============    =============      ==============

                                                                                 1996
                                                 ----------------------------------------------------------------------
              Obligations of U.S.
                 government corporations
                 and agencies                    $    1 292 094     $          463    $        (984)     $    1 291 573

              Obligations of state and
                 political subdivisions                 251 227              6 938              - -             258 165

              Corporate securities                       99 952                 48              - -             100 000

              Mortgage-backed securities                  7 986                 23               (7)              8 002
                                                 --------------     --------------    -------------      --------------
                                                 $    1 651 259     $        7 472    $        (991)     $    1 657 740
                                                 ==============     ==============    =============      ==============


              The amortized cost and fair value of the securities being held to maturity as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the corporate securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                                          Amortized            Fair
                                                                            Cost              Value
                                                                          ---------           ------
                 Due in one year or less                             $      402 716       $     402 575
                 Due after one year through five years                      699 906             705 093
                 Due after five years through ten years                     604 310             615 221
                                                                     --------------       -------------
                                                                     $    1 706 932       $   1 722 889
                                                                     ==============       =============


              Proceeds from maturities, calls and principal payments of securities available for sale during 1997, 1996 and 1995 were $503,397, $205,004 and $4,901. There were no realized gains or realized losses recognized on these transactions.

              Proceeds from maturities, calls and principal payments of securities being held to maturity during 1997, 1996 and 1995 were $1,107,991, $568,892 and $21,240. There were no realized gains or realized losses recognized on these transactions.

              Securities having a book value of $646,873 and $647,020 at December 31, 1997 and 1996 were pledged to secure public deposits and for other purposes required by law.


Note 3.       Loans and Related Party Transactions

              The loan portfolio as of December 31, 1997 and 1996, is composed of the following:



                                                                      1997                  1996
                                                                  --------------        ---------------
                    Commercial                                    $    24 399 929       $    18 719 817
                    Real estate - mortgage                             10 065 627             6 882 004
                    Real estate - construction                          6 075 464             3 886 066
                    Installment loans to individuals                   10 552 548             8 424 170
                                                                  ---------------       ---------------
                                                                  $    51 093 568       $    37 912 057
                    Less allowance for loan losses                        576 497               503 014
                                                                  ---------------       ---------------
                                                                  $    50 517 071       $    37 409 043
                                                                  ===============       ===============

              The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms (exclusive of loans to any such person which in the aggregate did not exceed $60,000) were indebted to the Corporation for loans totaling $1,831,322 and $1,736,231 at December 31, 1997 and 1996, respectively. During 1997, total principal additions were $824,680 and total principal payments were $729,589.


Note 4.       Allowance for Loan Losses

              Changes in the allowance for loan losses are as follows:

                                                                                December 31,
                                                               1997                1996                1995
                                                           -------------       -------------       -------------
                 Balance, beginning                        $    503 014        $     393 139       $    299 203
                   Provision for loan losses                    133 000              165 000            113 419
                   Recoveries                                    27 823                6 007             11 185
                   Loan losses charged to
                    the allowance                               (87 340)             (61 132)           (30 668)
                                                           -------------       --------------      -------------
                 Balance, ending                           $    576 497        $     503 014       $    393 139
                                                           =============       ==============      ==============

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $38,116 and $71,515 at December 31, 1997 and 1996,
              respectively. If interest on these loans had been accrued, such income would have approximated $8,519 and $6,638 for 1997 and 1996, respectively.


Note 5.       Bank Premises and Equipment, Net

              Bank premises and equipment as of December 31, 1997 and 1996 consists of the following:


                                                              1997               1996
                                                        ---------------      -----------
                 Bank premises                            $ 1 869 457        $ 1 340 468
                 Furniture and equipment                    1 332 436            724 269
                 Capital leases - property and equipment      389 135            389 135
                                                            ---------         ----------
                                                          $ 3 591 028        $ 2 453 872
                 Less accumulated depreciation              1 091 654            866 530
                                                        ---------------     --------------
                                                          $ 2 499 374        $ 1 587 342
                                                        ===============     ==============


               Depreciation and amortization included in operating expense for 1997, 1996 and 1995 was $228,365, $134,024 and $103,366,
               respectively.

                   Notes to Consolidated Financial Statements

Note 6.       Deposits

              The aggregate  amount of jumbo time deposits,  each with a minimum
              denomination  of  $100,000,   was  approximately   $7,127,769  and
              $4,748,281 in 1997 and 1996, respectively.

              At December 31, 1997, the scheduled maturities of time deposits (in thousands) are as follows:

                    Three months or less                         $         3 730
                    Over three months through twelve months               16 866
                    Over one year through three years                      7 913
                    Over three years                                       3 772
                                                                 ---------------
                                                                 $        32 281
                                                                 ===============


Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:

                                                                      1997              1996
                                                                   -------------     -----------
                    Deferred tax assets:
                       Net operating loss carryforward             $     697 623    $  1 036 066
                       Writedown of other real estate                      2 720           2 720
                       Other real estate expenditures                      1 524             - -
                       Nonaccrual interest                                12 959             - -
                       Less valuation allowance                         (338 889)       (817 629)
                                                                    ------------    ------------
                                                                   $     375 937    $    221 157
                                                                   -------------    ------------
                    Deferred tax liabilities,
                       allowance for loan losses                   $      25 937    $     71 157
                                                                     -----------    ------------

                                                                   $     350 000    $    150 000
                                                                   =============    ============

                 The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995, consists of the following:

                                                            1997                1996                1995
                                                        --------------      ------------    ---------------

                    Current tax expense                 $       12 266     $       4 266    $           - -
                    Deferred tax expense                       278 740           239 191            142 895
                    Change in valuation allowance             (478 740)         (389 191)          (142 895)
                                                         --------------     -------------     --------------
                                                        $     (187 734)    $    (145 734)    $          - -
                                                        ==============     =============     ==============




                 The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997, 1996 and 1995, due to the following:


                                                                        1997             1996                1995
                                                                   -------------      ------------      -------------

                    Computed "expected" tax expense                $     275 614      $    235 854      $     142 984
                    Increase (decrease) in income taxes
                      resulting from:
                        Reduction of valuation allowance                (478 740)         (389 191)          (142 895)
                      Other                                               15 392             7 603                (89)
                                                                   -------------      ------------      --------------
                                                                   $    (187 734)    $    (145 734)    $          - -
                                                                   ==============     =============     ==============

                 Under  the  provisions  of  the  Internal   Revenue  Code,  the
                 Corporation has available approximately $2,047,350 of net operating loss carryforwards which can be offset against future taxable income. The carryforwards expire December 31, 2006. The full realization of the tax benefits associated with the carryforwards depends predominately upon the recognition of ordinary income during the carryforward period.


Note 8.       Leases

              Capital Leases

                 During the year ended December 31, 1996, the Corporation entered into a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%.

                 During the year ended December 31, 1994, the Corporation entered into a lease agreement on computer equipment and software. Additional equipment and software was added to the lease during 1995 in the amount of $21,395. The liability is payable in quarterly installments of $9,017 through June 1, 1999, at an interest rate of 7%. The lease also requires additional maintenance payments of $4,853 per quarter.

                 Capital lease payable at December 31, 1997 in the amount of $279,136 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the leases are considered to be capital leases and have been so recorded.

                 The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

                    Years ending December 31:

                       1998                                       $       79 378
                       1999                                               51 638
                       2000                                               23 898
                       2001                                               23 898
                       2002                                               23 898
                       Later years                                       320 629
                                                                  --------------
                         Total minimum lease payments             $      523 339
                       Less estimated executory costs
                         (such as maintenance) included in
                         the total minimum lease payments                 29 118
                                                                  --------------
                       Net minimum lease payments                 $      494 221
                      Less the amount representing interest              215 085
                                                                  --------------
                          Present value of net minimum
                            lease payments                        $      279 136
                                                                  ==============

              Lease Commitments and Total Rental Expense

                 During the year ended December 31, 1996, the Corporation entered into a twenty-year operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on June 30, 2016 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $22,256 for the initial lease beginning July 1, 1996. The total minimum lease commitment at December 31, 1997 under this lease is $409,886.

                 During the year ended December 31, 1994, the Corporation entered into a five-year operating lease for the rental of a branch location. The lease expires on March 30, 2000 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus an annual rental of $12,000 for the initial lease period commencing on April 1, 1995. The total minimum lease commitments at December 31, 1997 under this lease is $27,000.

                 During the year ended December 31, 1997, the Corporation entered into a ten-year operating lease for the rental of a branch location. The lease expires on December 31, 2006 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on January 13, 1997. The total minimum lease commitments at December 31, 1997 under this lease is $272,631.

                 During the year ended December 31, 1997, the Corporation entered into a five-year operating lease for the rental of a branch location. The lease expires on August 31, 2002 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on September 1, 1997. The total minimum lease commitments at December 31, 1997 under this lease is $44,800.

                 The total minimum lease commitment for these operating leases is due as follows:

                                    1998                         $        65 056
                                    1999                                  70 056
                                    2000                                  65 256
                                    2001                                  63 456
                                    2002                                  61 006
                                    Later years                          429 487
                                                                 ---------------
                                                                 $       754 317
                                                                 ===============

                 There was $56,933, $29,823 and $9,000 in rental expense resulting from these leases included in the consolidated statements of income for the years ended December 31, 1997, 1996 and 1995, respectively.

              Fixed Equipment on Land Leased with Related Parties

                 Fixed equipment with a depreciated cost at December 31, 1997 of $16,556 is located on land leased from a partnership of which the Corporation's president is a partner. The lease expires on May 31, 2016.


Note 9.       Commitments and Contingent Liabilities

              In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with off-balance-sheet risk.

              As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the aggregate amounts of daily average required balances were approximately $156,000 and $84,000, respectively.

                   Notes to Consolidated Financial Statements




Note 10.      Dividend Restrictions

              Federal and state regulations limit the amount of dividends which the Corporation can pay without obtaining prior approval and, additionally, federal regulations require that the Corporation maintain minimum capital requirements. As of December 31, 1997, the Corporation was required to obtain prior approval on any dividend declared.

              The Corporation did obtain approval from the State Corporation Commission to pay dividends in 1997, 1996 and 1995. On December 19, 1995, the Board of Directors declared a stock dividend equal to 15% of net income, payable February 8, 1996, to stockholders of record December 19, 1995. On December 17, 1996, the Board of Directors declared a cash dividend of $.06 per share payable January 27, 1997 to shareholders of record December 27, 1996. On January 7, 1998, the Board of Directors declared a cash dividend of $.07 per share payable January 26, 1998 to shareholders of record January 17, 1998.

              Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1997, no unrestricted funds could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.


Note 11.      Other Expenses

              The principal components of "Other expenses" in the Consolidated Statements of Income are:


                                                          1997              1996               1995
                                                      ---------------    --------------    ---------------
                 FDIC assessment                      $        10 699    $        2 000    $        33 798
                 Other real estate valuation                      - -             8 000             42 581
                 Marketing                                     75 870            60 155             53 619
                 Stationery and supplies                       73 722            52 208             48 225
                 Postage                                       59 392            49 010             31 545
                 Directors fees                                69 315            45 450             21 675
                 ATM expense                                   56 800            37 048             26 877
                 Forgery loss                                  59 870               - -                - -
                 Other (includes no items in excess
                    of 1% of total revenue)                   489 231           382 438            291 726
                                                      ---------------    --------------    ---------------
                                                      $       894 899    $      636 309    $       550 046
                                                      ===============    ==============    ===============


                   Notes to Consolidated Financial Statements


Note 12.      Financial Instruments With Off-Balance-Sheet Risk

              The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

              The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

              A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996 is as follows:


                                                            1997          1996
                                                        ------------   ---------
                                                                (Thousands)

               Financial  instruments  whose contract
               amounts  represent credit risk:

               Commitments to extend credit             $     7 194   $    4 331
               Standby letters of credit                        664          294

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

              Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997, varies from 0 percent to 100 percent; the average amount collateralized is 88 percent.

                   Notes to Consolidated Financial Statements







              The Corporation has cash accounts in other commercial banks. The amount on deposit at one of these banks at December 31, 1997 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $697,277.


Note 13.      Defined Contribution Retirement Plan

              The Corporation has a defined contribution retirement plan under Code Section 401(k) of the Internal Revenue Service covering employees who have completed six months of service and who are at least 21 years of age. Contributions made to the plan for the years ended December 31, 1997, 1996 and 1995 were $15,880, $12,173 and $9,601.


Note 14.      Disclosures About Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 Cash and Short-Term Investments

                    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

                 Loan Receivables

                    For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                   Notes to Consolidated Financial Statements


                 Off-Balance Sheet Financial Instruments

                    The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                    The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                    At December 31, 1997 and 1996, the difference between the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                    The estimated fair values of the Corporation's financial instruments are as follows:


                                                             1997                                  1996
                                             -----------------------------------    -----------------------------------
                                                  Carrying            Fair               Carrying            Fair
                                                   Amount             Value               Amount             Value
                                                   ------             -----               ------             -----
                                                           (Thousands)                            (Thousands)
                                             -----------------------------------    -----------------------------------

               Financial assets:
                 Cash and short-term
                   investments                $       7 047       $        7 047     $       4 502       $         4 502
                 Securities                           3 491                3 507             3 331                 3 338
                 Loans                               51 094               51 031            37 912                38 286
                 Less:  allowance for
                   loan losses                         (576)                 - -              (503)                  - -
                                              --------------      --------------     --------------      ---------------
                    Total financial assets    $      61 056       $       61 585     $      45 242       $        46 126
                                              =============       ==============     =============       ===============

               Financial liabilities:
                  Deposits                    $      56 435       $       56 867     $      40 725       $        40 892
                  Long-term debt                        279                  327               316                   402
                                              -------------       --------------     -------------       ---------------
                    Total financial
                       liabilities            $      56 714       $       57 194     $      41 041       $        41 294
                                              =============       ==============     =============       ===============



Note 15.      Capital Requirements

              The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                   Notes to Consolidated Financial Statements

              Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

              As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

              The Corporation's actual capital amounts and ratios are also presented in the table.


                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                        For Capital             Prompt Corrective
                                          Actual                  Adequacy Purposes             Action Provisions
                                          ------                  -----------------             -----------------
                                   Amount         Ratio           Amount      Ratio             Amount      Ratio
                                   ------         -----           ------      -----             ------      -----
                                                                (Amount in Thousands)
As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated              $     8 283         16.09%      >=$      4 117   >=     8.00%                N/A
      Marathon Bank             $     7 455         14.50%      >=$      4 112   >=     8.00%  >=$  5 140     >= 10.00%
  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated              $     7 707         14.97%      >=$      2 059   >=     4.00%                N/A
      Marathon Bank             $     6 879         13.38%      >=$      2 056   >=     4.00%  >=$  3 084     >=  6.00%
  Tier 1 Capital (to
    Average Assets)
      Consolidated              $     7 707         12.68%      >=$      2 431   >=     4.00%                N/A
      Marathon Bank             $     6 879         11.49%      >=$      2 394   >=     4.00%  >=$  2 993     >=  5.00%

As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated              $     6 359         16.97%      >=$      2 998   >=     8.00%                N/A
      Marathon Bank             $     6 352         16.95%      >=$      2 998   >=     8.00%  >=$  3 748     >= 10.00%
  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated              $     5 890         15.72%      >=$      1 499   >=     4.00%                N/A
      Marathon Bank             $     5 883         15.70%      >=$      1 499   >=     4.00%  >=$  2 249     >=  6.00%
  Tier 1 Capital (to
    Average Assets)
      Consolidated              $     5 890         12.51%      >=$      1 883   >=     4.00%                N/A
      Marathon Bank             $     5 883         12.50%      >=$      1 883   >=     4.00%  >=$  2 353     >=  5.00%



Note 16. Stock Option Plans

         In 1997, the shareholders approved the 1996 Long-Term Incentive Plan. The plan allows for incentive stock options and nonqualified stock options to be granted with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 350,000 shares of the Corporation's Common Stock have been reserved for the issuance of stock options under the Incentive Plan. The Board granted 42,078 options to key employees of the Corporation at $5.12 (weighted average exercise price). Of the 42,078 options, a total of 14,721 were vested as of December 31, 1997 with the remaining options vesting 6,357 in 1998 and 5,250 per year on September 17 for the next four years. Directors also received options to purchase 100,000 shares at $5.00, of which 50,000 shares were vested as of December 31, 1997 with the remaining options vesting 10,000 per year on September 17 for the next five years. The options expire September 16, 2006.

         Under the Employee and Director Plans, in no event may the shares for which awards may be granted under the plan exceed 10% of the issued and outstanding shares of Common Stock of the Corporation at any time.

         The fair value of each employee-related grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997: Dividend rate of .16%, price volatility of 35.00%, risk-free interest rate of 5.00% and expected lives of 5 years.

         The Corporation applies APB Opinion 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for 1997. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been as follows:

            Net income
              As reported                                       $     998 362
                                                                =============
              Proforma                                          $     970 561
                                                                =============

            Basic earnings per share
              As reported                                       $         .51
                                                                =============
              Proforma                                          $         .50
                                                                =============

            Diluted earnings per share
              As reported                                       $         .50
                                                                =============
              Proforma                                          $         .48
                                                                =============

         The status of the stock option plans during 1997 is as follows:



                                                                    1996 Long-Term                    1996 Long-Term
                                                                     Incentive Plan -                Incentive Plan -
                                                                        Employee                         Director
                                                                        --------                         --------
                                                                                Weighted                         Weighted
                                                                    Number      Average          Number          Average
                                                                      of        Exercise           of            Exercise
                                                                   Shares        Price           Shares            Price
                                                                   ------       ---------        -------         --------

                Outstanding at January 1, 1997                          - -     $     - -              - -       $    - -
                Granted during 1997                                  42 078          5.12          100 000           5.00
                Exercised during 1997                                   - -           - -              - -            - -
                Forfeited during 1997                                   - -           - -              - -            - -
                                                                -----------                    -----------
                Outstanding at December 31, 1997                     42 078          5.12          100 000           5.00
                                                                ===========                    ===========

                Weighted average fair value of
                 options granted during 1997                    $      1.97                    $      1.94
                                                                ===========                    ===========


             The status of the options outstanding at December 31, 1997 is as follows:

                                                                  Remaining
                             Exercise                           Contractual
                              Price              Number         Life in Years
                             --------            ------         -------------

                              $ 5.00            139 875             8.75
                                8.19                542             8.75
                                7.13              1 661             8.75


Note 17. Warrants Outstanding

         On June 15, 1992, the Corporation issued one stock purchase warrant ("warrant") for each share of preferred stock purchased in a private offering. A total of 200,688 warrants were issued. Warrants were immediately transferable and entitle the holder to purchase one share of common stock at a price of $5.00 per share until June 30, 1997. During 1997, 192,488 warrants were exercised. The remaining 8,200 warrants expired.

Note 18. Earnings Per Share

         The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common stockholders.



                                                  1997                             1996                         1995
                                      ------------------------        -----------------------       ---------------------
                                                         Per                            Per                         Per
                                                        Share                          Share                       Share
                                       Shares           Amount        Shares           Amount       Shares         Amount
                                      ------           ------        ------           ------       ------         ------

         Basic earnings
           per share                 1 951 172    $     .51         1 442 478    $     .58        1 198 837  $     .35
                                                     =========                      =========                   =========
         Effect of dilutive
           securities:
             Stock options              45 421                            - -                          - -
             Warrants                   19 560                            - -                          - -
                                    -----------                   --------------                 -------------
         Diluted earnings
           per share                 2 016 153    $     .50         1 442 478    $     .58        1 198 837  $     .35
                                    ===========      =========    ==============    =========    =============  =========



         Warrants and options of 200,688 and 1,500, respectively, were not included in computing diluted EPS for 1996 and 1995 because their effects were antidilutive.


Note 19. Capitalization

         In October 1996, the Corporation sold 567,192 shares of its common stock in a public offering. Net proceeds from the sale were $2,539,038 after deducting underwriting commissions of $123,844 and direct offering costs of $183,078. Of the net proceeds, $567,192 was credited to common stock and $1,971,846 was credited to capital surplus.

Note 20. Parent Corporation Only Financial Statements


                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1997 and 1996


                                                                             1997                 1996
                                                                        -------------        -------------
       Assets
            Cash on deposit with subsidiary bank                        $      53 207        $     119 610
            Securities                                                        906 894                  - -
            Prepaid expenses                                                      - -                  283
            Accrued interest receivable                                        14 546                  - -
            Investment in capital stock of subsidiary                       6 880 687            5 883 516
                                                                        -------------        -------------

              Total assets                                              $   7 855 334        $   6 003 409
                                                                        =============        =============
        Liabilities
                   Accounts payable                                     $         - -        $       1 362
                   Dividends payable                                          143 920              111 810
                                                                        -------------        -------------
                                                                        $     143 920        $     113 172
                                                                        -------------        -------------

         Stockholders' Equity
            Preferred stock                                             $         - -        $         - -
            Common stock                                                    2 055 983            1 863 495
            Capital surplus                                                 7 815 454            7 045 502
            Retained earnings (deficit)                                    (2 164 825)          (3 019 267)
            Unrealized gain on securities
              available for sale                                                4 802                  507
                                                                        --------------       --------------
              Total stockholders' equity                                $   7 711 414        $   5 890 237
                                                                       --------------       --------------
              Total liabilities and stockholders'
                     equity                                             $   7 855 334        $   6 003 409
                                                                        =============        =============


                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995



                                                1997          1996           1995
                                           ------------    ----------     ----------


     Income
       Interest on investment securities,
         taxable                           $     5 945     $      - -     $     - -
       Interest on securities available
         for sale, taxable                       8 625            - -           - -
       Miscellaneous                               - -          6 000           - -
                                           -----------     ----------     ----------
         Total income                      $    14 570     $    6 000     $     - -
                                           -----------     ----------     ----------

       Expenses:
         Amortization                      $       - -     $      - -     $    5 064
         Other                                  11 927          1 248          1 110
                                           -----------     ----------     ----------
           Total expenses                  $    11 927     $    1 248     $    6 174
                                           -----------     ----------     ----------

           Income (loss) before
             undistributed income
             of subsidiaries               $     2 643     $    4 752     $   (6 174)
                                           -----------     ----------     ----------

        Undistributed income of
         subsidiary                        $   995 719     $  834 669     $  426 715
                                           ------------    ----------     ----------

          Net income                       $   998 362     $  839 421     $  420 541
                                           ===========     ==========     ==========


                   Notes to Consolidated Financial Statements
                         MARATHON FINANCIAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995


                                                                        1997               1996            1995
                                                                  --------------      -------------    ------------

Cash Flows from Operating Activities
  Net income                                                      $      998 362     $     839 421     $    420 541
  Adjustments  to  reconcile  net  income  to net cash
  provided  by  (used  in)
  operating activities:
   Amortization                                                              - -               - -            5 064
      Undistributed income of subsidiary                                (995 719)         (834 669)        (426 715)
      (Increase) decrease in prepaid expenses                                283               295             (365)
      (Increase) in accrued interest receivable                          (14 545)              - -              - -
      Increase (decrease) in accounts payable                             (1 363)           (3 322)           1 475
                                                                  --------------     -------------      -----------
   Net cash provided by (used in)
      operating activities                                        $      (12 982)    $       1 725      $       - -
                                                                  --------------     -------------      -----------

Cash Flows from Investing Activities
  Purchase of investment securities                               $     (401 490)    $         - -      $       - -
  Purchase of securities available for sale                             (502 561)              - -              - -
                                                                  --------------     -------------      -----------
   Net cash (used in) investing
     activities                                                    $    (904 051)    $     - -          $       - -
                                                                   -------------     -------------      -----------
Cash Flows from Financing Activities
  Net proceeds from issuance of common stock                      $      962 440     $   2 539 038      $       - -
  Acquisition of common stock                                                - -           (46 252)             - -
  Transfer of capital to subsidiary                                          - -        (2 375 271)             - -
  Payment of dividends                                                  (111 810)              - -              - -
                                                                  --------------     -------------      -----------
     Net cash provided by
     financing activities                                         $      850 630     $     117 515      $       - -
                                                                  --------------     -------------      -----------

   Increase (decrease) in cash
      and cash equivalents                                        $      (66 403)    $     119 240      $       - -

Cash and Cash Equivalents
  Beginning                                                              119 610               370              370
                                                                  --------------      ------------      -----------
  Ending                                                          $       53 207     $     119 610      $       370
                                                                  ==============      ============     ============

Supplemental Schedule of Noncash
  Investing and Financing Activities
    Issuance of common stock                                      $          - -     $         - -      $   138 279
                                                                  ==============      ============      ===========

    Unrealized gain (loss) on securities
      available for sale                                          $        4 295     $      (7 910)     $    16 449
                                                                  ==============     =============      ===========
    Conversion of preferred stock to
      common stock                                                $          - -     $         - -      $ 1 003 440
                                                                  ==============     =============      ===========
